EX‑35.5

February 26, 2015

Wells Fargo Bank, NA, as Certificate Administrator

Attn: Compliance Manager

9062 Old Annapolis Road

Columbia, MD 21045

RE:           Annual Statement as to Compliance

    WFRBS 2013 C12

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2013-C12, as an authorized officer of National Cooperative Bank, N.A. (NCB) (the "Co-op Special Servicer"), I hereby certify that:

a.   A review of the activities of the Co-op Special Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.   To the best of my knowledge, based on these reviews, the Co-op Special Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2015

Best regards,

/s/  Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

   National Cooperative Bank, N.A

www.ncb.coop	Banking & Financial Services Cooperative Expansion Economic Development

Banking products and services provided by National Cooperative Bank, N.A. Member FDIC.